SETTLEMENT AGREEMENT AND RELEASE

THIS SETTLEMENT AGREEMENT AND RELEASE (the “Agreement”) is made this 31st day of May 2006, by and between Wendy’s International, Inc. (“Wendy’s”) and John M. Deane (“Executive”). In consideration of payment to Executive by Wendy’s in the amounts stated below, the parties agree as follows:

TERMINATION DATE

The parties confirm that Executive’s employment, including his service in all offices, positions, titles and capacities he may hold with Wendy’s and any of its affiliates, is terminated effective as of 5:00 p.m., Columbus, Ohio time on May 31, 2006 (the “Termination Date”). Executive acknowledges, however, that he has been relieved of his former duties as of 12:01 a.m., Columbus, Ohio time on April 24, 2006, and that Executive shall not act, or hold himself out, as an officer or agent of Wendy’s or of any of its affiliates following that date and time unless requested to do so by Wendy’s Chief Executive Officer. Executive is not entitled to any payment, benefit, or benefit accrual, or to participation in any Wendy’s employee benefit plan or program, at any time before, on or after the Termination Date, except as set forth in this Agreement.

PAYMENTS AND BENEFITS

1) PAYMENTS THROUGH TERMINATION DATE; AUTOMOBILE

Executive will be paid Executive’s current base salary at the full per annum rate through the Termination Date, less any and all applicable deductions and withholdings, and will continue to participate in all of Wendy’s benefit plans through the Termination Date, except that Employee will not after the date hereof accrue vacation credits or be eligible to participate in any Wendy’s short-term or long-term disability plan. Executive may use Employee’s company automobile through the Termination Date and may, at his election and sole expense, purchase that automobile from the leasing company or assume the Company’s interest in and obligations under the lease thereof after the Termination Date. Executive shall be reimbursed for any reasonable business expenses incurred through the Termination Date.

2) ADDITIONAL CONSIDERATION

Wendy’s shall pay to Executive, on or before June 5, 2006, the amount of Four Hundred Three Thousand, Eight Hundred and Fifty Dollars ($403,850.00), in exchange for and subject to the releases and waivers made by Executive hereunder and his compliance with his obligations pursuant to this Agreement. In addition, (i) Wendy’s shall reimburse Executive in an amount not to exceed Thirty-Five Thousand Dollars ($35,000) for tax, accounting, financial planning, legal and outplacement services costs incurred by Executive in connection with the termination of his employment with Wendy’s, and (ii) Wendy’s shall transfer to Executive on the Termination Date the materials listed on Appendix A hereto that were used by Executive during his employment with Wendy’s, subject to receiving Executive’s cooperation in Wendy’s’ removal of all software or other materials or items embedded or otherwise contained therein that contain or enable access to Confidential Information (as defined in Section 12 hereof).

3) EQUITY AWARDS

Executive and Wendy’s confirm that (i) Executive currently holds unexercised options to purchase Wendy’s common shares, (ii) this Agreement is not intended to and does not modify or supersede any plan or agreement under which those options were issued, and (iii) Executive remains entitled to exercise those options in accordance with, and subject to the restrictions and limitations contained in, those plans and agreements, which provide that Executive will forfeit all such options not exercised on or before the Termination Date. If Executive demonstrates to the reasonable satisfaction of Wendy’s that he was unable to exercise any such options on or before the Termination Date solely because a director or officer of the Company divulged material nonpublic information regarding Wendy’s to Executive after the date hereof, other than at Executive’s direct or indirect request, Wendy’s shall pay to Executive an amount equal to the difference between the market value of the shares subject to the options not exercised for that reason (based on the last sale price of Wendy’s common shares on the New York Stock Exchange on the Termination Date) and the aggregate exercise price of those options.

Executive and Wendy’s further confirm that (i) Executive will hold, immediately prior to the Termination Date, certain vested restricted shares of Wendy’s (and rights to the additional shares issued or issuable in payment of dividends thereon) and certain unvested restricted shares of Wendy’s (and rights to the additional shares issued or issuable in payment of dividends thereon), under Restricted Stock Award Agreements dated as of April 22, 2004 and May 1, 2005 (collectively, the “Award Agreements”), and (ii) in accordance with the Award Agreements, (a) Executive’s termination of employment with Wendy’s does not affect Executive’s entitlement to the vested restricted shares of Wendy’s held by him as of that date (and to the additional shares issued or issuable in payment of the dividends thereon), and (b) on Executive’s termination of employment with Wendy’s, Executive will forfeit all, and will have no further right, title or interest in or claim to any, of the unvested restricted shares of Wendy’s then held by him (or to any of the additional shares issued or issuable in payment of the dividends thereon).

Notwithstanding anything to the contrary in this Agreement, Executive’s right to exercise options to purchase, or trade in, Wendy’s securities remains subject, until conclusion of the Wendy’s trading window period next following the Termination Date, to compliance with Wendy’s trading window policies. Executive acknowledges his continuing obligation to comply with applicable law with respect to trading in the securities of Wendy’s and its affiliates.

4) HEALTHCARE COVERAGE

Executive is entitled to elect to participate in Wendy’s group health insurance plan for a period not to exceed five years following the Termination Date, on the same terms as are available to other former Wendy’s employees generally (except as set forth in the next sentence) and in accordance with the requirements and subject to the limitations of the healthcare continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, currently codified as Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), other than those provisions relating to the maximum required periods of continuation coverage. Wendy’s shall pay to Executive, on or before June 5, 2006, Eighteen Thousand Dollars ($18,000.00) in lieu of a contribution by Wendy’s to, or a reimbursement of Executive for, the coverage premiums and any other expense payable by Executive for the first eighteen (18) months of that participation.

5) RETIREMENT BENEFITS AND DEFERRED COMPENSATION

Executive is entitled to receive all benefits accrued for his account or benefit as of the Termination Date under Wendy’s Pension Plan, Profit Sharing and Savings Plan, Supplemental Executive Retirement Plan (the “SERP”) and any other applicable Wendy’s qualified or non-qualified retirement or similar plan, as currently in effect, in each case in accordance with, and subject to the restrictions and limitations contained in, the applicable plan. Wendy’s will not make any SERP contribution for or on behalf of Executive for 2006, or any contribution to any other such plan for or on behalf of Executive after the Termination Date (except with respect to amounts accrued under any such other plan on or prior to the Termination Date). Any amounts payable from the SERP or otherwise that are subject to Section 409A of the Code will be paid on the later of (i) June 5, 2006 and (ii) the earliest day permitted in accordance with the applicable requirements thereof in order to avoid the imposition of any additional tax or interest pursuant to Section 409A of the Code, as interpreted in good faith by the parties. Notwithstanding anything to the contrary in this Agreement, Executive, in accordance with the guidance promulgated under Section 409A of the Code, may elect to receive payment of any amounts that are subject to Section 409A of the Code and that are otherwise payable after December 31, 2006, on a new date or dates that Executive may choose in accordance with election procedures and permissible payment dates and options offered under the terms of the plan from which such payments will be made to all participants in such plans, if any. In no event may any newly elected payment date be earlier than January 1, 2007 or such other date as may be permitted by Section 409A of the Code and the guidance promulgated thereunder. If Executive makes any such election, he must do so by completing an election form provided by Wendy’s and returning the form to Wendy’s no later than December 31, 2006. Wendy’s shall provide Executive with sufficient written notice to enable Executive to make such elections or otherwise participate in any decisions regarding Section 409A of the Code. In no event will this section’s provisions regarding changes in elections apply to amounts that are not subject to Section 409A of the Code by reason of being “grandfathered” or otherwise, the payment of which will be governed exclusively by the terms of the applicable plan.

6) RELEASE OF CLAIMS

By signing this Agreement, and except as otherwise set forth below, Executive, on behalf of himself, his spouse, children and any heirs, family members, executors, administrators, privies and/or assigns (collectively, the “Executive Parties”) hereby forever releases, waives, and discharges Wendy’s, its parents, subsidiaries and affiliates, assigns, successors and franchisees, and each of its and their past, present and future officers, directors, agents, managers, supervisors, shareholders, employees, representatives, insurers, and attorneys (all of whom are collectively referred to as the “Released Parties”) from any and all claims, damages, lawsuits, injuries, liabilities, and causes of action that Executive has or may have, whether known to Executive or not, whether contingent or liquidated, based on or arising from any event, fact, conduct, condition, action, or inaction occurring or existing (in whole or in part) on or before the time Executive signs this Agreement. This release includes but is in no way limited to claims of race discrimination, racial harassment, retaliation, wrongful discharge, breach of implied contract, negligent or intentional infliction of emotional distress, outrageous conduct, libel, slander, defamation, and/or any claims concerning any emotional or physical injury.

7) RELEASE OF ALL EMPLOYMENT CLAIMS

Without limiting the foregoing releases, Executive, on behalf of himself and the other Executive Parties, understands and agrees that the release granted to the Released Parties by signing this Agreement releases all of the Released Parties from any rights and claims that could have been asserted under any city ordinance or state or federal law including, without limitation, those based on or relating to discrimination or retaliation based on race, religion, sex, handicap, disability, equal pay, age, national origin, creed, color, retaliation, and sexual harassment, and includes claims under any applicable state, local or federal discrimination law, including without limitation, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Labor Management Relations Act, the Equal Pay Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, the Consolidated Omnibus Budget Reconciliation Act, Workers’ Compensation Laws, Unemployment Compensation laws, 42 U.S.C. §§ 1981, 1983, 1985, and all laws, statutory or common, which are meant to protect workers in their employment relationships and under which Executive may have rights and claims, whether known to Executive or not, which may have arisen or which may hereafter arise, directly or indirectly, out of Executive’s employment with Wendy’s.

8) WAIVER OF ALL KNOWN AND UNKNOWN CLAIMS

In making this Agreement, Executive, on behalf of himself and the other Executive Parties, acknowledges that he may later discover facts different from or in addition to those now known or believed to be true at this time. The releases and waivers contained in this Agreement are made notwithstanding the existence of any such different or additional facts.

Executive acknowledges that he may hereafter discover claims or facts in addition to or different from those which he now knows or believes to exist in connection with this Agreement. Those facts, if known or suspected at the time of executing this Agreement, may have materially affected this Agreement. Nevertheless, Executive waives any rights, claims or causes of action that might arise as a result of such different or additional claims or facts.

9) EXCEPTIONS FROM RELEASE AND WAIVER

Notwithstanding anything to the contrary in this Agreement, the releases and waivers by Executive set forth in this Agreement do not apply to (i) any indemnification right or claim that Executive may have with respect to matters arising out of his service as an officer or director of Wendy’s or of any of its affiliates under Wendy’s officer and director liability insurance policies, Wendy’s articles of incorporation or code of regulations, applicable law, or any agreement to which Executive is a party, (ii) any right or claim that Executive may have under this Agreement, (iii) any right, entitlement or privilege that arises under any other agreement or instrument and that is expressly preserved by this Agreement, or (iv) any right of Executive to attempt to demonstrate, if he so elects, under Section 1(c) of the Employment Agreement dated as of May 31, 2001 between Wendy’s and Executive (the “Employment Agreement”), that his separation of employment from Wendy’s occurred as part of a Change in Control within the meaning of the Employment Agreement, and to attempt to obtain the payments and benefits to which he would be entitled on such a demonstration.

10) WENDY’S RELEASE OF CLAIMS

By signing this Agreement, and except as otherwise set forth below, Wendy’s, on behalf of itself and the other Released Parties, hereby forever releases, waives, and discharges Executive and the other Executive Parties from any and all claims, damages, lawsuits,; injuries, liabilities, and causes of action that Wendy’s has or may have, whether known to Wendy’s or not, whether contingent or liquidated, based on or arising from any event, fact, conduct, condition, action, or inaction occurring or existing (in whole or in part) on or before the time Wendy’s signs this Agreement, except that, notwithstanding anything to the contrary in this Agreement, the releases and waivers by Wendy’s set forth in this Agreement do not apply to (i) any right or claim that Wendy’s may have under Wendy’s officer and director liability insurance policies, Wendy’s articles of incorporation or code of regulations, applicable law, or any agreement to which Wendy’s is a party, in connection with any assertion by Executive of any right to or claim for indemnity, (ii) any right or claim that Wendy’s may have under this Agreement, (iii) any right, entitlement or privilege that arises under any other agreement or instrument and that is expressly preserved by this Agreement, (iv) any right or claim that Wendy’s may have against Executive arising from or in connection with the assertion or undertaking of any claim, investigation or proceeding by any regulatory or other governmental agency or entity or any third party, or (v) any right that Wendy’s may have to contest any assertion by Executive that his separation from service with Wendy’s occurred as a result of a Change In Control within the meaning of the Employment Agreement, or any other right that Wendy’s may have in connection with any such assertion by Executive.

11) NO ADMISSION OF WRONGDOING BY WENDY’S OR ANY OF THE RELEASED PARTIES

Executive understands that neither this Agreement nor any action taken under it is or should be construed as an admission by any of the Released Parties that they have violated any local, state or federal law, statutory or common. The Released Parties specifically disclaim any liability to or wrongful acts against Executive or any other person.

12) CONFIDENTIALITY

Executive acknowledges that Wendy’s will be obligated to make disclosure regarding this Agreement under the United States federal securities laws. Executive agrees and acknowledges that prior to such disclosure by Wendy’s, the terms and provisions of this Agreement, including the amounts to be paid to Executive, shall be and have been kept in utter, absolute, and strictest confidence, and that Executive has not released and shall never reveal any such information to any individual or entity except that Executive may provide information about this Agreement as follows: (a) as required by any governmental agency or by process of law; (b) to an attorney who is assisting Executive in negotiating this Agreement; (c) to a professional accountant, tax consultant or financial planner with whom Executive has a confidential relationship; and (d) to immediate family members, which only includes a spouse, parents and siblings residing with Executive, subject, in each case, to that entity or individual being informed of this confidentiality obligation and agreeing to keep such information confidential.

Executive acknowledges and agrees that in the course of Executive’s employment with Wendy’s, Executive received and otherwise had access to trade secrets and other information that is confidential and/or proprietary to Wendy’s or its affiliates and subsidiaries (collectively the “Wendy’s Brands”), including, but not limited to, information relating to strategic and other business plans, strategies, processes and policies, records, recipes, menus, pricing, techniques, consumer requirements, consumer preferences, finances, operations, marketing, franchises, and business techniques and methods, organizational structures, opinions and judgments of executives (including Executive) respecting strategic and other business plans, strategies, processes and policies and other confidential information, which information is highly valuable, special and unique to Wendy’s Brands, is maintained as confidential by Wendy’s Brands, is not available to Wendy’s Brands’ competition and/or the general public, and the disclosure of which would cause Wendy’s Brands serious competitive harm and loss of profits and goodwill (hereinafter “Confidential Information”). Executive agrees that he shall not, at any time, directly or indirectly, use, disclose, in whole or in part, to third parties, or otherwise misappropriate Confidential Information either while employed by Wendy’s or at any time thereafter, except with the express written consent of Wendy’s or unless compelled by subpoena or court order, in which case Executive will give Wendy’s reasonable advance notice of the information required to be provided under such court order or subpoena. All files, records, documents, information, data and similar items relating to the business of Wendy’s Brands, whether prepared by Executive or otherwise coming into Executive’s possession, shall remain the property of Wendy’s and shall not be removed from the premises of Wendy’s without the prior written consent of Wendy’s and in any event shall be promptly delivered to Wendy’s on the date of execution of the Agreement, or as otherwise agreed to by Wendy’s.

13) NO FILING OF CLAIMS

Executive represents and agrees that Executive has not filed, and will not file at any time hereafter, any complaint, charge, lawsuit or other legal or administrative action against Wendy’s relative to Executive’s employment with Wendy’s or separation from service with Wendy’s. Executive, however, maintains the right to file any action for the sole purpose of enforcing rights under this Agreement, or other rights based solely on events arising after entering into this Agreement.

14) TAXATION

Executive understands and agrees that some of the amounts set forth herein are subject to tax withholdings and FICA. Executive agrees that none of the Released Parties or their representatives or agents have made any other representations or promises about the tax implications of the sums Executive is to receive in connection with the settlement memorialized in this Agreement. Notwithstanding the above, Wendy’s shall indemnify and hold harmless Executive, on an after-tax basis, against and from any additional tax (and any interest and penalties with respect thereto) imposed on Executive under Section 409A of the Code in connection with payments made by Wendy’s to Executive under this Agreement. Wendy’s shall consult with Executive in determining the proper tax jurisdiction of any payments to be made hereunder and as to whether any withholding is required and will cooperate with Executive with respect to claims of or against taxing authorities regarding the amount of any required withholding.

15) RIGHT TO CONSULT WITH ATTORNEY AND VOLUNTARY SIGNING

Executive acknowledges that Executive has consulted with an attorney or was cautioned and encouraged to consult with an attorney before signing this Agreement, that Executive has read this Agreement carefully, that Executive understands each of its provisions, and that Executive has signed it voluntarily. Executive further acknowledges that Wendy’s has taken no action interfering with any right which Executive has to file any charge, suit, claim or other process with any federal, state, or local judicial or administrative agency or body regarding Executive’s employment or retirement or any right to contact or seek the guidance or intervention of any such agency.

16) ATTORNEYS’ FEES AND COSTS

If a dispute arises concerning this Agreement, or the performance of any party pursuant to the terms of this Agreement, the prevailing party may be entitled to recover, without affecting any other remedy to which that party may be entitled, all of its costs and reasonable attorneys’ fees incurred in connection with that dispute, regardless of whether a lawsuit is filed or prosecuted to conclusion.

17) USE OF HEADINGS; ENTIRE AGREEMENT; MODIFICATIONS

The headings in this Agreement have been inserted for convenience of reference only and do not in any way restrict or modify any of its terms or provisions. This Agreement sets forth the entire agreement between the parties hereto, and there are no inducements or representations, other than those contained in this Agreement, upon which the parties are relying in executing this Agreement. This Agreement fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter itself, except as and to the extent otherwise provided herein.

18) GOVERNING LAW

This Agreement will be governed by the laws of the State of Ohio. Any court action commenced to enforce this Agreement must be brought in the State or Federal Courts of Ohio.

19) INVALIDITY OF ANY PROVISION AFFECTS ONLY THAT PROVISION

All provisions of this Agreement are severable and this Agreement shall be interpreted and enforced as if all completely invalid or unenforceable provisions were not contained therein, and Executive and Wendy’s agree that this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought. If any provision of this Agreement is invalid or unenforceable, that invalidity or unenforceability will not affect any of the other terms and conditions contained in this Agreement.

20) ASSIGNMENT

This Agreement may be freely assigned by Wendy’s, for any purpose, with or without notice, shall inure to the benefit of any successors or assigns of Wendy’s, and shall be binding upon the heirs, executors, and administrators of Executive.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands this 31st day of May, 2006.

AGREED

WENDY’S INTERNATIONAL, INC.		EXECUTIVE
By:	/s/ Jeffrey M. Cava	Print Name:	John M. Deane

Title:	EVP HR & Admin	Signature:	/s/ John M. Deane

Date:	May 31, 2006	Date:	May 31, 2006

WITNESS

		Print Name:	Patricia A. W. Deane

		Signature:	/s/ Patricia A. W. Deane

		Date:	May 31, 2006

COLUMBUS/1304423 v.03

Appendix A

1 Motion Computing LE1600 tablet computer and docking station
1 Dell C400 laptop
1 Dell flat screen monitor
1 HP OfficeJet 7310 combination fax/scanner/printer
1 HP LaserJet 1200 printer
1 Blackberry 8700
1 Motorola Car Phone
Assorted cables